EXHIBIT 99.15

ALLIANCE CAPITAL MANAGEMENT

Host:  Valerie Haertel

July 27, 2004/4:00 p.m. CDT

ALLIANCE CAPITAL MANAGEMENT

July 27, 2004
4:00 p.m. CDT

Moderator

Ladies and gentlemen, thank you very much for standing by and good afternoon.  Welcome to the Alliance Capital second quarter 2004 earnings review.  At this point, all of your phone lines are muted or in a listen-only mode; however, later during the conference there will be opportunities for questions.  As a reminder, today’s conference is being recorded; and with that being said, let’s get right to today’s agenda.  Here with our opening remarks is Director of Investor Relations for Alliance Capital, Ms. Valerie Haertel.  Please go ahead, ma’am.

V. Haertel

Thank you, Brent.  Good afternoon, everyone, and welcome to our second quarter earnings review.  As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found on our Web site at alliancecapital.com.  Presenting our quarterly results today are Alliance Capital’s Chief Executive Officer, Lew Sanders; and Chief Operating Officer, Jerry Lieberman.  Bob Joseph, our CFO, is also available to answer your questions in the Q&A session.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature, and as such is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page 2 of our slide presentation, and in the risk factors section of our 2003 Form 10-K.  In light of SEC’s Regulation FD, management will be limited in responding to inquiries for investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.

At this time, I’d like to turn the call over to Jerry Lieberman.

J. Lieberman

Thank you, Valerie, and good afternoon to everyone on the call.  We will begin with a brief overview of the capital markets, which is so essential to how we do financially; a very brief overview of how we perform for our clients, which ultimately is the most important leading indicator for future net cash flows; and finally, an overview of our financial performance, which of course is of interest to our unitholders.  I’ll then turn the call over to Lew, who will go over key trends in our franchises, and additional important performance metrics.  So let’s begin with market performance.

Turning to the display on page 3, you’ll see that global equity markets produced positive returns in the second quarter, although at significantly lower rates than the 12-month period; but nonetheless still extending the equity market gains to five consecutive quarters.  It is also notable that international equity gains cooled down this quarter, after a sizzling run, which reduced the one-year performance number to 24%.  This is still nearly 500 basis points better than the S&P, but is a smaller gap on both the one-year and three-year performance comparisons that has been true for some time.

As for fixed income assets, they reversed course quite dramatically in the quarter.  While still the best-performing asset class over the past three years, sharply rising interest rates produced negative total returns in the second quarter, bringing the 12-month performance to barely break even levels.

As to our relative performance, once again the most important criteria for future success, results for this quarter were satisfactory, with many disciplines producing returns in line or modestly ahead of their benchmarks.  Relative returns in International Growth and Emerging Markets Value portfolios were especially strong, and our Regent-branded managed product continued to outperform significantly; outperformance which is contributing to a resurgence of sales in this service.

Now that we’ve briefly covered the overall market performance and our added value to that performance, let’s move on to an overview of our financial results.

This afternoon, we announced second quarter 2004 net income of $156 million for the Operating Partnership, which represents an increase of approximately 5% over the prior year’s quarter, but $12 million or 7.5% lower than our first quarter.  For Alliance Holding, we reported net income per unit of $0.53 this quarter, compared to $0.51 for the second quarter in 2003.

I’m going to go over in some detail the variances between our second quarter ‘04 and second quarter ‘03 results; but before I do so, I do want to point out that we have three significant items of particular note this quarter.  As spelled out in the press release, we have a one-time software write-off of $12 million; and the receipt of $8 million in incremental insurance recoveries for previously-recorded legal expenses.  In addition, we took new space in our headquarters building to bring all of our remaining Bernstein and Alliance activities together, adding nearly $3 million in additional expenses for the quarter.  These three items, all of which are reflected in our G&A expense line, account for nearly $0.03 of our shortfall from where the research analysts’ forecast consensus is, and where we closed the quarter.

In general, our year-over-year quarterly financial results reflect the tail winds of strong 12-month equity markets, partly offset by flat fixed income markets.  As you can see in our display on page 5, this led the way to an increase of 16.3%, or $67 billion in average AUM.  As a result, our base fees increased 16.5%, or $72 million, generally in line with our increase in average AUM.  However, this increase is net of an $18 million unfavorable impact resulting from our January 1st reductions in U.S. long-term mutual fund management fees, which in turn is offset by an improved asset mix from our Private Client channel with its related fee structure; and by having our higher added-value Institutional Investment Management services become a larger share of that channel’s assets.

Our Institutional Research Services revenues are up 3.5% despite New York Stock Exchange average daily volumes which dropped 20% when you exclude program trading, as we increased U.S. market share and continued our growth in our European franchise.  It’s worthy of mention too that revenues in this business were down 12% as compared to the first quarter of this year, entirely the result of reduced New York Stock Exchange trading volumes.

Other Revenues contained a number of fairly significant positive and negative quarter-to-quarter variances.  The largest derives from the impact of FIN 46, which, while having no impact on net income, as I’ll cover shortly, did have the effect of increasing the Other Revenues line by $9 million in the quarter.  Offsetting this increase was a decline of approximately $6 million in unrealized gains on investments, most of which derived from pre-funding our deferred compensation plans.

Swings in this item are offset eventually by a corresponding change in deferred compensation expense, but the way the accounting mechanics work, that offset is recorded over the vesting period of these plans, generally four years.

Turning to our expenses displayed on page 6, employee compensation and benefits increased 15.5%, or $35 million, the component parts of which we’ll review in just a moment.  In contrast to compensation, promotion and servicing costs actually declined modestly, by $2 million or about 1%.  The decline primarily derives from a $6 million decrease in the amortization of deferred sales commissions, which more than offset increases in promotion and servicing spending.

As you will recall, these DSCs resulted from strong sale of B shares in the 1999-2000 time frame, and they are now dropping off and not being replaced by product sales with a deferred commission.  This trend of decreasing amortization will contribute to margin improvement, as it will more than offset our growth in other Promotion and Servicing expenses.

That brings us to our G&A expense line, and a variance that is quite high but explainable in both percentage and dollar terms.  The $32 million or 40% year-over-year variance includes, as noted earlier, a $12 million write-off of a software project which we have abandoned, and includes $9 million in Minority Interest in G&A expense owing to FIN 46.  Once again, this latter entry has no net earnings impact, as I will outline for you shortly.

In addition to these items, G&A expenses reflect a $3 million increase in office and related expenses, stemming from the final phases of the relocation of former Bernstein staff to our headquarters facility.  During the second quarter, we picked up additional floors in our Manhattan headquarters and we will take on still more space in the fourth quarter, the final tranch of this expansion.  The total annual office and related expense impact of this new space will be approximately $28 million per year, of which roughly $3 million was actually reflected in the second quarter.

But you should note that about 50% of this $28 million increase will be offset by the elimination of expenses from the former Bernstein headquarters and other redundant space that we will vacate in December. Thus, these savings won’t accrue to the firm until 2005.

In addition, we will incur about $3 million in lease termination costs when we vacate our former Bernstein site in the fourth quarter.  Net net, this transition will have the effect of driving G&A costs higher than their sustainable rate over the next two quarters.

In contrast, when we close our Scranton operations site next month, we will save over $2 million a year in rent and related costs, which we’ll start to realize in this year’s fourth quarter.  However, we will incur write-offs of approximately $3 million in the third quarter related to this closing.

Continuing with our G&A variance explanation, as I mentioned last quarter, our professional fees continue to increase as we incur expenses related to compliance with SOX 404.  The increase in these costs for the quarter was $2 million, all of which is incremental versus last year’s expense base, and will probably stay at this level through the end of the year.  Next year, we do expect the annual cost to drop substantially, but not to go away.

We also have a $3 million increase in transaction processing costs related to an increase in brokerage volumes, and our new OTC trading platform; an additional $1 million in market data services through a conversion of soft to hard dollar expensing of some investment research-related spending, and $2 million in mostly unrealized foreign exchange losses.

Finally, I want to point out that we actually had less in net legal expense this quarter than the prior quarter, as we received incremental insurance reimbursements of $8 million for some previously-paid legal fees, more than offsetting a $3 million increase in gross legal costs.  This expense item is a bumpy one as the insurance reimbursements are irregular in size and unpredictable in timing.  So the bottom line of all of this is that G&A expense will remain high in the second half, but should be meaningfully below the level of the second quarter.  At this point, our best estimates call for expenses of about $100 million, or a little bit more, per quarter, including the office-related write-offs that I covered.

Now let’s spend a minute or so on page 7.  You can see that we continue to manage our base compensation expense with merit increases accounting for a 4% year-over-year increase, as headcount was basically flat versus last year’s second quarter, and 8% below our December 2001 levels.  We have, nonetheless, greatly strengthened our management team over this period, including some highly significant additions to our senior management in just the last three months.

We are pleased to report that Larry Cranch has joined the firm as General Counsel.  Larry brings to the firm a wealth of knowledge and experience in the investment management field, as both a learned practitioner and senior manager, having been Managing Partner of Rogers & Wells for many years before its merger with Clifford Chance.  Joining the firm as well in the second quarter was Larry Cohen, who joined us as our Chief Technology Officer.  Larry brings years of outstanding experience and thought leadership in both the buy-side and sell-side.  And last but not least, Tom Wright, who has a career of sell-side sales and trading experience, is joining us as the new head of Global Sales and Trading.

Closing my remarks on this page, the increase in Commission expense is primarily related to increased sales and higher AUM-related commissions in our Private Client distribution channel, while our Incentive Compensation is up as operating earnings and revenues are used in our IC formulas.

Now, turning to page 8, let’s review the effects of FIN 46, which I referred to in discussing several of our quarter-to-quarter variances.  FIN 46 is a new FASB interpretation of GAAP regarding consolidation.  Effective this quarter, we are required to consolidate the balance sheets and the earnings of variable interest entities where we are the primary economic beneficiary, as defined under FIN 46 rules.  As a result, the earnings of Albion Alliance, our Alliance joint venture, and its sponsored mezzanine funds were consolidated this past quarter, grossing-up both our balance sheet and our income statement; the latter with a net impact of zero dollars to our bottom line.

Before turning the call over to Lew, let’s turn to the display on page 9.  Here you can see that the Alliance Holding financial results are $42 million for the quarter versus $40 million and $46 million for the second quarter of ‘03 and the first quarter of ‘04, respectively.  You can also see that we are back to our traditional relationship between cash flow and distributions.

In closing, the second quarter’s financial performance was mixed.  We experienced organic growth in two of three channels, growth that offset weak mutual fund net sales despite a softening of the capital markets performance.  Now I’ll turn the call over to Lew who will add his insights and color to our business initiatives and results.

L. Sanders

Thank you, Jerry, and thank you all for joining us this afternoon.  Let me take a moment and share with you my perspectives on second quarter results.  Once again, on the most important metric – and it is by far – investment returns for our clients, results were generally good, with many services producing returns at or above benchmark in the quarter, and even more so for the first half.

But as Jerry outlined, the firm’s financial performance was mixed.  Profit margins declined despite a strong rise in assets per employee, which would normally have driven margins up.  While almost all of the decline can be attributed to one-time items, and the distorting effects of FIN 46 consolidation, several components of the increase in operating expenses, notably occupancy costs, will, as Jerry highlighted, be with us for some time.

Organic growth of long-term funds under management improved, but here too the pattern was mixed, with wide variation by product and by channel.  As display 10 makes clear, the firm continues to rely disproportionately on its value product suite for organic growth.  In the quarter, net inflows in value equity services reached nearly $5 billion, equivalent to about a 12% organic growth rate.

Net inflows exceeded some $20 billion in the last 12 months, as shown in display 11.  That’s equivalent to a growth rate in the mid to upper teens.  No easy accomplishment for a business of this scale.  Growth services, however, in contrast, experienced outflows of $3 billion in the quarter, and as you can see in display 11, about $13 billion in the last 12 months, a function primarily of attrition in our U.S. growth products, especially Disciplined Growth.

Note, however, that gross inflows into the full range of our growth services have actually been pretty good.  This high level of new business, some $18 billion in the last 12 months and nearly $5 billion in the last three, reflects our strong competitive position in global and non-U.S. growth services, in Regent our managed account offering, and the success of our style blend services, which by design carry a growth sleeve for half of the assets.

Recent returns in U.S. growth services, moreover, have improved; so if sustained, attrition should moderate in time, permitting the strength of the full suite of our growth offerings to come through to net inflows.  Thus, while the timing is uncertain, the potential of an important turnaround in this product group is apparent.

A similar picture exists in fixed income.  Long-term flows were about zero in the quarter, and a negative $5.5 billion in the last 12 months, owing principally to high attrition.  Here again, we are hopeful that improved performance achieved in recent periods will slow this trend.

We’re also anticipating substantial inflows during the third quarter from AXA insurance affiliates; however, the revenue implications are uncertain, as performance fees apply to certain of these mandates, and pricing has been lowered in some existing mandates.  Overall, we expect the effects to be positive to earnings, but not necessarily proportional to the added assets.

Looking at results by channel now, as opposed to product, you can see in display 12 that organic growth has resumed in the institutional business at a modest rate.  The underlying dynamics here are as described before:  strong growth in global value, global growth and style blend products, offset by attrition in U.S. growth services.

It’s interesting that more than 80% of gross new business in the second quarter was in global products.  Noteworthy too, we think, is that these products appear to be gaining some traction among U.S. clients, who accounted for roughly half of these inflows.  We see this trend as potentially important, in that the number of credible competitors in the global arena is far smaller than in country-specific services, and we think our competitive profile is quite strong in this space.

Trends in the Private Client channel remain steady, as summarized in display 13.  We’re on track to expand our advisor force to about 200 by year-end, and to add new offices in Tampa, Boston and Philadelphia.  The demographic mix of this business remains upscale, with the ultra-high net worth component, defined here as relationships above $10 million, continuing to account for more than half of new accounts.

There is little new to report in terms of business trends in the Retail channel, as summarized in display 14.  While redemption rates have declined, so has new business.  Our U.S. market share remains quite depressed, and net flows offshore have deteriorated, reflecting general weakness in the demand for fixed income funds to which our offshore business is weighted disproportionately.

The one bright spot we’ve already highlighted is accelerated growth in Regent.  Assets for this service are in excess of $8 billion, with organic growth now in double digits.  Linked directly to our research initiatives in  strategic change and early-stage growth, this service has many unique characteristics and an excellent performance history; and thus, we remain enthusiastic about its prospects.

We also made considerable progress in our plans for fund rationalization.  The plan has now been fully defined for both U.S. and non-U.S. funds, and implementation has begun.  However, this process is going to take many months, perhaps six, maybe even more, since board approvals are necessary in the U.S. and in some cases fund shareholder approvals are necessary too.

While lower costs will eventually be realized as a result of this effort, it’s important to emphasize as we have before that cost reduction is not its primary purpose.  Instead, the goal here is to clarify, to focus our product array, such that each fund stands as a logical and necessary part of a well-crafted investment plan; and each fund’s mandate calls on the firm’s core competencies in the most effective way.

The component parts of the cash flows by all three of these channels for the three months and the 12 months is summarized in displays 15 and 16.  They tell a story of modest organic growth overall, but with the potential for improvement, possibly soon in the Institutional channel; but with considerable patience with respect to Retail.

Finally, let me comment on our Institutional Research business, as summarized in display 17.  As Jerry outlined, the second quarter was tough.  It was tough, as commissions available to pay for research declined sharply.  Our U.S. market share improved, however, and our London-based operation held its own.  We were pleased as well with the high marks earned by our European research unit in two leading surveys on research quality.  I think you know that in the final analysis, our success relies on outstanding research, and we are well on our way to establishing that kind of brand equity in Europe.

Innovation in research is of course not confined to our sell-side unit.  Indeed, it’s a fundamental stratagem in the investment management business, and the subject of many ongoing initiatives.  One such initiative reached fruition during the second quarter, and I think is worthy of mentioning.

As an outgrowth of our continuing education program for research analysts – that’s a skill development program for analysts of advanced standing – we came up on a new tool to assist in forecasting earnings.  After much refinement and study, we’re now rolling it out to our entire research staff in a move to integrate it as an explicit measure of ex ante alpha estimation in our U.S. products.

This tool has great potential as we see it, because it captures information in balance sheet accruals that are systematically overlooked by analysts, even good ones.  It correlates highly with subsequent period forecast error in both directions; that is, either being too high or too low, and as such, correlates strongly with future stock price performance.  It promises, then, to add meaningfully to our ability to add alpha not only in U.S. value products, but in many others over time.

And you know what?  This is what this business is about:  delivering on the promise we hold out to clients; providing good investment advice; and adding returns to client portfolios above that available in the market passively.  We need to do that in a manner that’s understandable, and most importantly, reproducible.  Outstanding research is the route towards that end, and we’re out to define what the term “outstanding” actually means.

And now, for your questions.

Moderator	Thank you. One moment, please, for our first question. Representing Lehman Brothers, our first question comes from the line of Mark Constant. Please go ahead.

M. Constant

Good afternoon.  A couple of things I wanted to follow up on, and I guess I’ll do a business one first, I guess, big-picture business one for Lew.  You mentioned the global mandates getting traction among U.S. clients.  That seems to be I guess in contrast to what has happened over the years outside the United States, in particular in the U.K., and certain markets sort of moving from balanced to specialized mandates as a loose parallel.  Is that something you have a high degree of conviction in, in terms of calling it a trend, or is it sort of early stages?  Is there a fundamental reason for it to be different this way?

L. Sanders	Mark, I think it’s an interesting analogy you draw. But I’d have to characterize this trend at this point as early stages. It’s not clear that you can extrapolate it to either a sustained condition for us or for the market in general.  Still, I highlighted the development because I thought, we thought it was noteworthy, in that historically, global mandates have had very limited appeal to U.S. plan sponsors, who instead, as you know, have exercised careful control over their non-U.S. exposures in the context of managing their asset allocation.

On the other hand, I just have to add that increasingly, it’s pretty clear to most market participants that country constraints on portfolio construction are artificial.  There are entire industries that have moved the function of comparative advantage to specialized regions of the world.  I mean, the list is obvious.  There are some other industries where the differential in the character of the investment opportunities with the global versus local mandate was so compelling as to be obvious.  Autos come to mind.  I think if there is an argument that would support the proposition that what we saw recently is the beginning of a sustainable trend, it would be built around those observations.

M. Constant

Okay, fair enough.  And a numbers question for Jerry and Bob, if you would:  I’m just trying to get a sense from – you went through a lot of things on the sort of adjustments to what’s sustainable, if you will.  I just wanted to clarify that in fact the $6 million of gains related to deferred comp, that was this quarter and not the first quarter?

J. Lieberman	That’s right, that was this quarter.

M. Constant	That was in this quarter, and the –

J. Lieberman	That was in this quarter.

M. Constant	That was in this quarter. And what was the number that you said the G&A was going to be in the third quarter?

J. Lieberman	Wait; the gains were reduced gains this quarter. So we had gains, but less—

M. Constant	$6 million but less, yes.

J. Lieberman	That’s right. But less, yes.

M. Constant	Yes, okay. And similarly, the G&A was, into the third quarter you said there was a $3 million charge, but I couldn’t keep up with –

J. Lieberman	I’m sorry, the $3 million – what I mentioned about G&A in the third quarter—I’m sorry, the $3 million in the second quarter, that’s actually an increase that we have.

L. Sanders	There is a charge in the third.

J. Lieberman	And there’s going to be a charge in the third quarter –

M. Constant	In the third quarter, right.

J. Lieberman	— and there’s going to be a charge in the fourth quarter, I mentioned. Both of which are included, Mark, in the run rate number that I gave.

M. Constant	The $100 million.

J. Lieberman	Exactly. Slightly over $100 million.

M. Constant	Thanks.

Moderator	Representing Merrill Lynch we next go to the line of Cynthia Mayer. Please go ahead.

C. Mayer

Just a couple of net flow questions, I guess.  Just looking ahead to your AUM releases, I’m wondering if you can give a sense of what style of assets AXA would be adding; where we would see those come in and what size, roughly.

L. Sanders	Cynthia, it’s all in fixed income.

C. Mayer	Okay. Do you know what month that would be?

L. Sanders	Actually, no. Sometime during the third quarter.

C. Mayer	Okay. And just in terms of the 2Q net flows, were all of the Vanguard inflows and outflows contained in that?

L. Sanders	Yes.

C. Mayer	Okay, great. Thanks.

Moderator	Next in queue is Bill Katz, representing Buckingham Research Group. Please go ahead.

B. Katz	Good afternoon, everybody. Lew, I was sort of curious if you could give me an update on what the distributors are saying on the retail side on the repositioning of the business.

L. Sanders

At headquarters level and as financial advisors become exposed to our value proposition, the reception is uniformly favorable.  But you, Bill, understand the character of that business well.  You have to, to borrow a phrase from one of our competitors. “Win these financial advisors over one at a time.” Which is why we have re-emphasized essentially at every call, at every opportunity really, that the repositioning of this business, the rebuilding of its brand equity, the restoration of its market share to a competitive position overall, will take a long time.  But you can be sure we’re going to be persevering about it, consistent about it, and we remain optimistic that we will ultimately achieve success.

B. Katz

A much more tactical question:  I’m just sort of curious, the tax rate at both the operating partnership level and also the holding company has really bounced around quite a bit, I suspect; mix and maybe even the one-timers this quarter.  Any way to think about what might be a more sustainable rate at both levels?

B. Joseph

Bill, it’s Bob.  I think the real issue on the taxes gets down to the mix of our business.  To the extent that we’ve got business that’s inside of our operating partnership, as you know, the basic tax we pay is the New York City Incorporated Business Tax.  Once you start getting out into domestic and foreign corporations, and once the business begins to grow in those entities, particularly outside the U.S., then the mix changes; and as the mix gets more weighted to businesses outside the U.S., the tax rate of course will grow.

B. Katz	Just if I could follow up, then. If all is being equal, then, as you globalize the franchise and that, there should be an upward bias to that tax rate.

B. Joseph	There would be an upward bias, yes.

B. Katz	All right, thank you very much.

Moderator	Next we go to the line of Greg Mason with A.G. Edwards. Please go ahead.

G. Mason

Regarding the – just trying to dig deeper into the institutional pipeline, I know you expect a large funding from AXA.  Can you give us any additional color on what you might be expecting in the coming quarters, how the pipeline looks?

L. Sanders

Greg, this isn’t a business that has a particularly lengthy pipeline.  What we reported to you at the first quarter conference call is that after a very slow start, the rate of competitions, the rate of RFP’s, increased noticeably in the second quarter; and that trend has sustained since then.  And so we’re hopeful that the institutional business will continue to perform well.  Beyond that, it’s really not possible to dimension this thing reliably.

G. Mason	Okay. And then I know in your $100 million run rate for G&A, are there going to be any additional expenses related to the new Private Client offices that will be opening the next two quarters?

J. Lieberman

There will be.  They’re in the number, and they’re fairly small.  We open up an office, these are fairly – six, 8,000-square-foot offices, Greg.  But the number that I gave, which was – I want to get the words right – but a little bit more than $100 million – it does include the run rate for those offices.

G. Mason	Great. Thank you very much.

Moderator	Next, representing Keefe, Bruyette & Woods, we go to the line of Robert Lee. Please go ahead, sir.

R. Lee

Thank you.  Good afternoon.  A quick question:  I was just noticing that – I mean, given the strong cash flow and the decline in the B share sales and that, it looks like the debt has actually remained pretty flat through the first half of the year, while the cash has grown pretty significantly; and I guess I would have expected most of that free cash flow to be used in paying down debt.  Is there just a timing issue there?  Is there something else going on?  Should I expect that to start declining over the balance of the year?

L. Sanders

Rob, I would love to pay it off, Rob, just love to.  It’s prepayment penalties on the funded debt.  And so right now, the company is running, if you will, a negative arbitrage, with liquidity sufficient to retire that debt, but with it being uneconomic to make that choice.

R. Lee

So, then, should we just expect that until you get through that period, that cash balances are going to build?  I mean, how should we think of the use of that excess cash that you’re generating, beyond the net income?

L. Sanders

I think you should think of it that way, and that when that debt matures, August  ‘06, we’ll retire it.  I think also this is really modest by the standards of our operating income.  We are, if you will, positively gapped, which is to say that an increase in the short rate will benefit the company’s net earnings.

R. Lee	Okay, that was it. Thank you.

Moderator	With that, Mr. Sanders and our host panel, I’ll turn the call back to you. There are no further questions.

V. Haertel	If there are no further questions, that’s the conclusion of the call. Please feel free to call Investor Relations should you have any questions. I can be reached at 212-969-6414. Thanks very much.